SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549
                       FORM N-8A
             NOTIFICATION OF REGISTRATION
         FILED PURSUANT TO SECTION 8(a) OF THE
            INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    La Crosse Funds, Inc.

Address of Principal Business Office:

311 Main Street
La Crosse, Wisconsin  54602

Telephone number (including area code):  (608) 782-1148

Name and Address of Agent for Service of Process:

Steven J. Hulme
North Central Trust Company
311 Main Street
La Crosse, Wisconsin  54602

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES   [X]     NO   [  ]

     Pursuant to the requirements of the Investment
Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of La Crosse and State of Wisconsin on the 7th day of October, 1998.


                              LA CROSSE FUNDS, INC.


                              By: /s/ Steven J. Hulme
                                 --------------------------
                                 Steven J. Hulme, President

Attest: /s/ Darwin F. Issacson
       -----------------------------
       Darwin F. Isaacson, Treasurer